Exhibit 99.2

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this Form 8-K are defined below:

Abbreviation or Acronym	Definition

2019 Equity Units

Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, consisting of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

AFUDC	Allowance for funds used during construction

ARO	Asset retirement obligation

Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a limited liability company owned by Dominion Energy, Duke and Southern Company Gas

bcf	Billion cubic feet

Blue Racer	Blue Racer Midstream, LLC, a joint venture between Caiman Energy II, LLC and FR BR Holdings, LLC effective December 2018

Companies	Dominion Energy, Virginia Power and Dominion Energy Gas, collectively

Cooling degree days

Units measuring the extent to which the average daily temperature is greater than 65 degrees Fahrenheit, or 75 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 75 degrees, as applicable, and the average temperature for that day

Cove Point	Dominion Energy Cove Point LNG, LP

DECG	Dominion Energy Carolina Gas Transmission, LLC

DESC

The legal entity, Dominion Energy South Carolina, Inc. (formerly known as South Carolina Electric & Gas Company), one or more of its consolidated subsidiaries or operating segments, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated subsidiaries

Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power and Dominion Energy Gas) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Gas

The legal entity, Dominion Energy Gas Holdings, LLC, one or more of its consolidated subsidiaries or operating segment, or the entirety of Dominion Energy Gas Holdings, LLC and its consolidated subsidiaries

Dominion Energy Midstream

The legal entity, Dominion Energy Midstream Partners, LP, one or more of its consolidated subsidiaries, Cove Point GP Holding Company, LLC, Iroquois GP Holding Company, LLC, DECG and Dominion Energy Questar Pipeline, or the entirety of Dominion Energy Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar Pipeline	The legal entity, Dominion Energy Questar Pipeline, LLC, one or more of its consolidated subsidiaries, or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Duke	The legal entity, Duke Energy Corporation, one or more of its consolidated subsidiaries or operating segments, or the entirety of Duke Energy Corporation and its consolidated subsidiaries

EPS	Earnings per share

FERC	Federal Energy Regulatory Commission

Abbreviation or Acronym	Definition

Gas Infrastructure	Gas Infrastructure Group operating segment

GHG	Greenhouse gas

Heating degree days

Units measuring the extent to which the average daily temperature is less than 65 degrees Fahrenheit, or 60 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 60 degrees, as applicable, and the average temperature for that day

Iroquois	Iroquois Gas Transmission System, L.P.

Liquefaction Facility	A natural gas export/liquefaction facility at Cove Point

LNG	Liquefied natural gas

MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations

MWh	Megawatt hour

NND Project

V.C. Summer Units 2 and 3 new nuclear development project under which SCANA and Santee Cooper undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina

NOx	Nitrogen oxide

NYSE	New York Stock Exchange

Order 1000	Order issued by FERC adopting requirements for electric transmission planning, cost allocation and development

PJM	PJM Interconnection, L.L.C.

Power Delivery	Power Delivery Group operating segment

Power Generation	Power Generation Group operating segment

Santee Cooper	South Carolina Public Service Authority

SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries or the entirety of SCANA Corporation and its consolidated subsidiaries

SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA

SEC	U.S. Securities and Exchange Commission

Series A Preferred Stock	Dominion Energy’s 1.75% Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share

Southeast Energy	Southeast Energy Group operating segment

Standard & Poor’s	Standard & Poor’s Ratings Services, a division of S&P Global Inc.

VDEQ	Virginia Department of Environmental Quality

Virginia Commission	Virginia State Corporation Commission

Virginia Power

The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segments, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

Westinghouse	Westinghouse Electric Company LLC

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MD&A discusses Dominion Energy’s results of operations and general financial condition and Virginia Power’s and Dominion Energy Gas’ results of operations. MD&A should be read in conjunction with the Companies’ Consolidated Financial Statements. Virginia Power and Dominion Energy Gas meet the conditions to file under the reduced disclosure format, and therefore have omitted certain sections of MD&A.

Contents of MD&A

MD&A consists of the following information:

●	Forward-Looking Statements

●	Accounting Matters – Dominion Energy

●	Dominion Energy

●	Results of Operations

●	Segment Results of Operations

●	Virginia Power

●	Results of Operations

●	Dominion Energy Gas

●	Results of Operations

●	Liquidity and Capital Resources – Dominion Energy

●	Future Issues and Other Matters – Dominion Energy

Forward-Looking Statements

This report contains statements concerning the Companies’ expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words.

The Companies make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

●	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

●

Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding and changes in water temperatures and availability that can cause outages and property damage to facilities;

●	Federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

●	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

●

Changes to regulated electric rates collected by Dominion Energy and Virginia Power and regulated gas distribution, transportation and storage rates, including LNG storage, collected by Dominion Energy and Dominion Energy Gas;

●

Changes in rules for regional transmission organizations and independent system operators in which Dominion Energy and Virginia Power participate, including changes in rate designs, changes in FERC’s interpretation of market rules and new and evolving capacity models;

●	Risks associated with Virginia Power’s membership and participation in PJM, including risks related to obligations created by the default of other participants;

●

Risks associated with entities in which Dominion Energy Gas shares ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between Dominion Energy Gas and third party participants and difficulties in exiting these arrangements;

●	Changes in future levels of domestic and international natural gas production, supply or consumption;

●	Fluctuations in future volumes of LNG imports or exports from the U.S. and other countries worldwide or demand for, purchases of, and prices related to natural gas or LNG;

●	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

●

The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

●

Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other substances, more extensive permitting requirements and the regulation of additional substances;

●	Cost of environmental compliance, including those costs related to climate change;

●	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

●	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

●	Unplanned outages at facilities in which the Companies have an ownership interest;

●

The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;

●

Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

●	Changes in operating, maintenance and construction costs;

●	Domestic terrorism and other threats to the Companies’ physical and intangible assets, as well as threats to cybersecurity;

●

Additional competition in industries in which the Companies operate, including in electric markets in which Dominion Energy’s merchant generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;

●	Competition in the development, construction and ownership of certain electric transmission facilities in Dominion Energy and Virginia Power’s service territory in connection with Order 1000;

●	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

●

Changes in demand for the Companies’ services, including industrial, commercial and residential growth or decline in the Companies’ service areas, changes in supplies of natural gas delivered to Dominion Energy and Dominion Energy Gas’ pipeline and processing systems, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

●	Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;

●	Impacts of acquisitions, including the recently completed SCANA Combination, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;

●	Adverse outcomes in litigation matters or regulatory proceedings, including matters acquired in the SCANA Combination;

●	Counterparty credit and performance risk;

●	Fluctuations in the value of investments held in nuclear decommissioning trusts by Dominion Energy and Virginia Power and in benefit plan trusts by Dominion Energy and Dominion Energy Gas;

●

Fluctuations in energy-related commodity prices and the effect these could have on Dominion Energy’s and Dominion Energy Gas’ earnings and the Companies’ liquidity position and the underlying value of their assets;

●	Fluctuations in interest rates or foreign currency exchange rates;

●	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

●	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

●	Political and economic conditions, including inflation and deflation;

●	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

●	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Additionally, other risks that could cause actual results to differ from predicted results are set forth in Item 1A. Risk Factors in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.

The Companies’ forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Companies caution the reader not to place undue reliance on their forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. The Companies undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

Accounting Matters

Critical Accounting Policies and Estimates

As of June 30, 2019, there have been no significant changes with regard to the critical accounting policies and estimates disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019. The policies disclosed included the accounting for regulated operations, AROs, income taxes, derivative contracts and financial instruments at fair value, impairment testing of goodwill, long-lived assets and equity method investments and employee benefit plans.

Dominion Energy

Results of Operations

Presented below is a summary of Dominion Energy’s consolidated results:

	2019	2018	$ Change
(millions, except EPS)

Second Quarter
Net income attributable to Dominion Energy	$54	$449	$(395)
Diluted EPS	0.05	0.69	(0.64)

Year-To-Date
Net income (loss) attributable to Dominion Energy	$(626)	$952	$(1,578)
Diluted EPS	(0.78)	1.46	(2.24)

Overview

Second Quarter 2019 vs. 2018

Net income attributable to Dominion Energy decreased 88%, primarily due to charges related to a voluntary retirement program, Virginia Power’s contract termination with a non-utility generator, litigation acquired in the SCANA Combination and the abandonment of a project at a Virginia Power electric generating facility. These decreases were partially offset by the absence of charges for disallowance of FERC-regulated plant and future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018 and the operations acquired in the SCANA Combination.

Year-To-Date 2019 vs. 2018

Net income attributable to Dominion Energy decreased $1.6 billion, primarily due to charges for refunds of amounts previously collected from retail electric customers of DESC for the NND Project, a voluntary retirement program, the planned early retirement of certain Virginia Power electric generation facilities and automated meter reading infrastructure, regulatory assets and property, plant and equipment acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery, litigation acquired in the SCANA Combination and Virginia Power’s contract termination with a non-utility generator. These decreases were partially offset by an increase in net investment earnings on nuclear decommissioning trust funds, the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019, the absence of charges associated with Virginia legislation enacted in March 2018 and April 2018 and disallowance of FERC-regulated plant and the operations acquired in the SCANA Combination.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Energy’s results of operations:

	Second Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)

Operating revenue	$3,970	$3,088	$882	$7,828	$6,554	$1,274

Electric fuel and other energy-related purchases	718	623	95	1,509	1,367	142

Purchased electric capacity	24	23	1	63	37	26
Purchased gas	227	64	163	957	404	553

Net revenue	3,001	2,378	623	5,299	4,746	553

Other operations and maintenance	1,283	873	410	2,285	1,668	617

Depreciation, depletion and amortization	661	463	198	1,312	961	351

Other taxes	284	166	118	576	365	211

Impairment of assets and other charges	312	134	178	1,147	135	1,012

Other income	92	185	(93)	480	285	195

Interest and related charges	452	361	91	921	675	246

Income tax expense	43	88	(45)	157	223	(66)

Noncontrolling interests	4	29	(25)	7	52	(45)

An analysis of Dominion Energy’s results of operations follows:

Second Quarter 2019 vs. 2018

Net revenue increased 26%, primarily due to:

●	A $547 million increase from operations acquired in the SCANA Combination;

●	An $88 million increase from Virginia Power rate adjustment clauses; and

●

A $52 million increase from the Liquefaction Facility, primarily reflecting the absence of credits associated with the start-up phase ($35 million) and operations being included for the full quarter of 2019 ($18 million).

These increases were partially offset by:

●	A $52 million decrease from the absence of certain merchant generation facilities sold in 2018; and

●	A $34 million decrease in services performed for Atlantic Coast Pipeline.

Other operations and maintenance increased 47%, primarily reflecting:

●	An increase in merger and integration-related costs associated with the SCANA Combination ($298 million), including a charge related to a voluntary retirement program ($288 million);

●	A $190 million increase from operations acquired in the SCANA Combination; and

●	A $42 million increase from additional planned outage days at certain generation facilities; partially offset by

●	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018;

●	A $33 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income; and

●	A $24 million benefit associated with a revision of certain AROs.

Depreciation, depletion and amortization increased 43%, primarily due to property, plant and equipment acquired in the SCANA Combination ($147 million), including amortization of NND Project costs ($35 million), an increase from various growth projects being placed into service ($38 million) and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($38 million).

Other taxes increased 71%, primarily due to the SCANA Combination ($80 million) and a charge related to a voluntary retirement program ($23 million).

Impairment of assets and other charges increased $178 million, primarily due to:

●	A $135 million charge related to Virginia Power’s contract termination with a non-utility generator;

●	A $100 million charge associated with litigation acquired in the SCANA Combination; and

●	A $62 million charge related to the abandonment of a project at a Virginia Power electric generating facility; partially offset by

●	The absence of a $134 million charge for disallowance of FERC-regulated plant.

Other income decreased 50%, primarily due to a charge related to a voluntary retirement program ($112 million), partially offset by an increase in net investment earnings on nuclear decommissioning trust funds ($34 million).

Interest and related charges increased 25%, primarily due to debt acquired in the SCANA Combination net of debt redeemed in the first quarter of 2019 ($70 million) and higher long-term debt interest expense resulting from net debt issuances in 2018 ($10 million).

Income tax expense decreased 51%, primarily due to lower pre-tax income ($63 million), partially offset by the absence of a state legislative change ($18 million).

Noncontrolling interests decreased 86%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Year-To-Date 2019 vs. 2018

Net revenue increased 12%, primarily reflecting:

●

A $246 million increase from the Liquefaction Facility, including terminalling services provided to the Export Customers ($190 million), the absence of credits associated with the start-up phase ($35 million) and regulated gas transportation contracts to serve the Export Customers ($23 million);

●	The absence of a $215 million charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers;

●

A $134 million increase from the SCANA Combination, due to operations acquired ($1.1 billion), partially offset by a $1.0 billion charge for refunds of amounts previously collected from retail electric customers of DESC for the NND Project; and

●	A $102 million increase from Virginia Power rate adjustment clauses.

These increases were partially offset by:

●	A $99 million decrease from the absence of certain merchant generation facilities sold in 2018;

●	A $49 million decrease in services performed for Atlantic Coast Pipeline; and

●	A $39 million decrease in sales to Virginia Power retail customers, primarily due to a decrease in heating degree days during the heating season.

Other operations and maintenance increased 37%, primarily reflecting:

●	An increase in merger and integration-related costs associated with the SCANA Combination ($409 million), including a charge related to a voluntary retirement program ($288 million);

●	A $374 million increase from operations acquired in the SCANA Combination;

●	The absence of gains related to agreements to convey shale development rights under natural gas storage fields ($50 million);

●	A $48 million increase from additional planned outage days at certain generation facilities; and

●	A $25 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers.

These increases were partially offset by:

●	A $113 million benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019;

●	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018; and

●	A $48 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Depreciation, depletion and amortization increased 37%, primarily due to property, plant and equipment acquired in the SCANA Combination ($275 million), including amortization of NND Project costs ($58 million), an increase from various growth projects being placed into service ($93 million), including the Liquefaction Facility ($28 million), and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($31 million).

Other taxes increased 58%, primarily due to the SCANA Combination ($155 million) and a charge related to a voluntary retirement program ($23 million).

Impairment of assets and other charges increased $1.0 billion, primarily due to:

●	A $368 million charge related to the early retirement of certain Virginia Power electric generation facilities;

●	Charges associated with litigation acquired in the SCANA Combination ($278 million);

●	A $160 million charge related to Virginia Power’s planned early retirement of certain automated meter reading infrastructure;

●	A $135 million charge related to Virginia Power’s contract termination with a non-utility generator;

●	A $105 million charge for property, plant and equipment acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery; and

●	A $62 million charge related to the abandonment of a project at a Virginia Power electric generating facility; partially offset by

●	The absence of a $134 million charge for disallowance of FERC-regulated plant.

Other income increased 68%, primarily reflecting an increase in net investment earnings on nuclear decommissioning trust funds ($334 million), partially offset by a charge related to a voluntary retirement program ($112 million).

Interest and related charges increased 36%, primarily due to debt acquired in the SCANA Combination net of debt redeemed in the first quarter of 2019 ($163 million), the absence of capitalization of interest expense associated with the Liquefaction Facility upon completion of construction ($46 million) and higher long-term debt interest expense resulting from net debt issuances in 2018 ($29 million).

Income tax expense decreased 30%, primarily due to lower pre-tax income ($283 million), partially offset by a charge for certain income tax-related regulatory assets acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery ($198 million) and the absence of a state legislative change ($18 million).

Noncontrolling interests decreased 87%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Segment Results of Operations

Segment results include the impact of intersegment revenues and expenses, which may result in intersegment profit and loss. Presented below is a summary of contributions by Dominion Energy’s operating segments to net income (loss) attributable to Dominion Energy:

	Net Income (Loss) attributable to Dominion Energy			Diluted EPS
	2019	2018	$ Change	2019	2018	$ Change
(millions, except EPS)

Second Quarter

Power Delivery	$156	$145	$11	$0.20	$0.23	$(0.03)

Power Generation	250	276	(26)	0.31	0.42	(0.11)

Gas Infrastructure	247	249	(2)	0.31	0.38	(0.07)

Southeast Energy	82	—	82	0.10	—	0.10

Primary operating segments	735	670	65	0.92	1.03	(0.11)

Corporate and Other	(681)	(221)	(460)	(0.87)	(0.34)	(0.53)

Consolidated	$54	$449	$(395)	$0.05	$0.69	$(0.64)

Year-To-Date

Power Delivery	$311	$301	$10	$0.39	$0.46	$(0.07)

Power Generation	558	624	(66)	0.70	0.96	(0.26)

Gas Infrastructure	606	576	30	0.76	0.88	(0.12)

Southeast Energy	214	—	214	0.27	—	0.27

Primary operating segments	1,689	1,501	188	2.12	2.30	(0.18)

Corporate and Other	(2,315)	(549)	(1,766)	(2.90)	(0.84)	(2.06)

Consolidated	$(626)	$952	$(1,578)	$(0.78)	$1.46	$(2.24)

Power Delivery

Presented below are selected operating statistics related to Power Delivery’s operations:

	Second Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change

Electricity delivered (million MWh)	20.6	20.9	(1)%	42.4	43.0	(1)%

Degree days (electric distribution service area):
Cooling	644	611	5	649	619	5
Heating	150	284	(47)	2,042	2,306	(11)

Average electric distribution customer accounts (thousands)(1)	2,622	2,597	1	2,620	2,594	1

(1)	Period average.

Presented below, on an after-tax basis, are the key factors impacting Power Delivery’s net income contribution:

	Second Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Regulated electric sales:
Weather	$(1)	$—	$(9)	$(0.01)
Other	2	—	5	0.01

Rate adjustment clause equity return	11	0.02	23	0.04

Storm damage and service restoration	(5)	(0.01)	(10)	(0.02)

Other	4	—	1	—

Share dilution	—	(0.04)	—	(0.09)

Change in net income contribution	$11	$(0.03)	$10	$(0.07)

Power Generation

Presented below are selected operating statistics related to Power Generation’s operations:

	Second Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change

Electricity supplied (million MWh):

Utility	20.9	20.8	—%	42.8	43.1	(1)%

Merchant	4.4	7.7	(43)	9.6	15.0	(36)

Degree days (electric utility service area):

Cooling	644	611	5	649	619	5

Heating	150	284	(47)	2,042	2,306	(11)

Presented below, on an after-tax basis, are the key factors impacting Power Generation’s net income contribution:

	Second Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)

Merchant generation margin	$7	$0.01	$(3)	$—

Regulated electric sales:

Weather	(3)	—	(19)	(0.03)

Other	(2)	—	(6)	(0.01)

Planned outage costs	(30)	(0.05)	(35)	(0.05)

Electric capacity	8	0.01	(3)	—

Sale of certain merchant generation facilities	(19)	(0.03)	(33)	(0.05)

Renewable energy investment tax credits	8	0.01	8	0.01

Interest expense	7	0.01	13	0.02

Other	(2)	—	12	0.01

Share dilution	—	(0.07)	—	(0.16)

Change in net income contribution	$(26)	$(0.11)	$(66)	$(0.26)

Gas Infrastructure

Presented below are selected operating statistics related to Gas Infrastructure’s operations:

	Second Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change

Gas distribution throughput (bcf):

Sales	19	19	—%	83	76	9%

Transportation	147	158	(7)	370	372	(1)

Heating degree days (gas distribution service area):

Eastern region	526	670	(21)	3,441	3,585	(4)

Western region	634	405	57	3,204	2,500	28

Average gas distribution customer accounts (thousands)(1):

Sales	1,267	1,250	1	1,267	1,254	1

Transportation	1,116	1,105	1	1,112	1,100	1

Average retail energy marketing customer accounts (thousands)(1)	375	862	(56)	373	862	(57)
(1)	Period average.

Presented below, on an after-tax basis, are the key factors impacting Gas Infrastructure’s net income contribution:

	Second Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)

	Amount	EPS	Amount	EPS
(millions, except EPS)
Cove Point export contracts	$36	$0.06	$148	$0.23
Noncontrolling interest(1)	16	0.03	30	0.05
Interest expense, net	(14)	(0.02)	(64)	(0.10)
Assignment of shale development rights	(4)	(0.01)	(36)	(0.05)
State legislative change	(18)	(0.03)	(18)	(0.03)
Sale of Blue Racer	(10)	(0.02)	(19)	(0.03)
Other	(8)	(0.01)	(11)	(0.02)
Share dilution	—	(0.07)	—	(0.17)

Change in net income contribution	$(2)	$(0.07)	$30	$(0.12)

(1)	Reflects the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Southeast Energy

Presented below are selected operating statistics related to Southeast Energy’s operations:

	Second Quarter	Year-To-Date
	2019	2019
Electricity delivered (million MWh)	5.8	10.9
Electricity supplied (million MWh)	6.2	11.4
Degree days (electric distribution service area):
Cooling	268	268
Heating	38	698
Average electric distribution customer accounts (thousands)(1)	738	736
Gas distribution throughput (bcf):
Sales	20	62
Transportation	14	31
Heating degree days (gas distribution service area)	50	808
Average gas distribution customer accounts (thousands)(1)	964	963
Average retail energy marketing customer accounts (thousands)(1)	415	419

(1)	Period average.

Presented below, on an after-tax basis, are the key factors impacting Southeast Energy’s net income contribution:

	Second Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)

	Amount	EPS	Amount	EPS
(millions, except EPS)
SCANA Combination	$82	$0.10	$214	$0.27

Change in net income contribution	$82	$0.10	$214	$0.27

Corporate and Other

Presented below are the Corporate and Other segment’s after-tax results:

	Second Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions, except EPS)
Specific items attributable to operating segments	$(500)	$(92)	$(408)	$(1,875)	$(310)	$(1,565)
Specific items attributable to Corporate and Other segment	(65)	(19)	(46)	(243)	(39)	(204)

Total specific items	(565)	(111)	(454)	(2,118)	(349)	(1,769)
Other corporate operations(1)	(116)	(110)	(6)	(197)	(200)	3

Total net expense	$(681)	$(221)	$(460)	$(2,315)	$(549)	$(1,766)
EPS impact	$(0.87)	$(0.34)	$(0.53)	$(2.90)	$(0.84)	$(2.06)

(1)	Primarily consists of net interest expense.

Total Specific Items

Corporate and Other includes specific items attributable to Dominion Energy’s primary operating segments that are not included in profit measures evaluated by executive management in assessing those segments’ performance or in allocating resources. See Note 22 to the Consolidated Financial Statements in this report for discussion of these items in more detail. Corporate and Other also includes items attributable to the Corporate and Other segment.

Virginia Power

Results of Operations

Presented below is a summary of Virginia Power’s consolidated results:

	Second Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Net income	$100	$339	$(239)	$120	$523	$(403)

Overview

Second Quarter 2019 vs. 2018

Net income decreased 71%, primarily due to charges related to a voluntary retirement program, a contract termination with a non-utility generator and the abandonment of a project at an electric generating facility. These decreases were partially offset by the absence of a charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018.

Year-To-Date 2019 vs. 2018

Net income decreased 77%, primarily due to charges associated with the planned early retirement of certain electric generation facilities and automated meter reading infrastructure, a voluntary retirement program, a contract termination with a non-utility generator and the abandonment of a project at an electric generating facility. These decreases were partially offset by the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019 and the absence of charges associated with Virginia legislation enacted in March 2018 and April 2018.

Analysis of Consolidated Operations

Presented below are selected amounts related to Virginia Power’s results of operations:

	Second Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$1,938	$1,829	$109	$3,903	$3,577	$326
Electric fuel and other energy-related purchases	536	508	28	1,132	1,099	33
Purchased electric capacity	13	23	(10)	46	37	9

Net revenue	1,389	1,298	91	2,725	2,441	284

Other operations and maintenance	565	439	126	844	838	6
Depreciation and amortization	299	247	52	603	544	59
Other taxes	90	79	11	175	162	13
Impairment of assets and other charges	197	—	197	743	—	743
Other income	16	21	(5)	53	24	29
Interest and related charges	135	126	9	270	258	12
Income tax expense	19	89	(70)	23	140	(117)

An analysis of Virginia Power’s results of operations follows:

Second Quarter 2019 vs. 2018

Net revenue increased 12%, primarily reflecting:

●	An $88 million increase from rate adjustment clauses; and

●

A $10 million decrease in electric capacity expense primarily related to a contract termination with a non-utility generator ($12 million) and the annual PJM capacity performance market effective June 2019 ($8 million), partially offset by the annual PJM capacity performance market effective June 2018 ($10 million).

Other operations and maintenance increased 1%, primarily reflecting:

●	A $186 million charge related to a voluntary retirement program; partially offset by

●	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018.

Depreciation and amortization increased 1%, primarily due to the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($38 million) and various projects being placed into service ($25 million), partially offset by the absence of depreciation from certain electric generation facilities and automated meter reading infrastructure that were retired early ($11 million).

Impairment of assets and other charges increased $197 million, primarily reflecting:

●	A $135 million charge related to a contract termination with a non-utility generator; and

●	A $62 million charge related to the abandonment of a project at an electric generating facility.

Income tax expense decreased 79%, primarily due to lower pre-tax income.

Year-To-Date 2019 vs. 2018

Net revenue increased 12%, primarily reflecting:

●	The absence of a $215 million charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers; and

●	A $102 million increase from rate adjustment clauses; partially offset by

●

A $9 million increase in net electric capacity expense primarily related to the annual PJM capacity performance market effective June 2018 ($26 million); partially offset by a contract termination with a non-utility generator ($12 million) and the annual PJM capacity performance market effective June 2019 ($8 million); and

●	A $39 million decrease in sales to retail customers, primarily due to a decrease in heating degree days during the heating season.

Other operations and maintenance remained substantially unchanged, primarily reflecting:

●	A $113 million benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019;

●	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018; and

●	A $15 million decrease in storm damage and service restoration costs, including the absence of Winter Storm Riley ($31 million); substantially offset by

●	A $186 million charge related to a voluntary retirement program.

Depreciation and amortization increased 11%, primarily due to various projects being placed into service ($49 million) and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($31 million), partially offset by the absence of depreciation from certain electric generation facilities and automated meter reading infrastructure that were retired early ($18 million).

Impairment of assets and other charges increased $743 million, primarily reflecting:

●	A $368 million charge related to the early retirement of certain electric generation facilities;

●	A $160 million charge related to the planned early retirement of certain automated meter reading infrastructure;

●	A $135 million charge related to contract termination with a non-utility generator; and

●	A $62 million charge related to the abandonment of a project at an electric generating facility.

Other income increased $29 million, primarily reflecting an increase in net investment earnings on nuclear decommissioning trust funds.

Income tax expense decreased 84%, primarily due to lower pre-tax income.

Dominion Energy Gas

Results of Operations

Presented below is a summary of Dominion Energy Gas’ consolidated results:

	Second Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Net income attributable to Dominion Energy Gas	$119	$83	$36	$309	$263	$46

Overview

Second Quarter 2019 vs. 2018

Net income increased 43%, primarily due to the absence of a charge for disallowance of FERC-regulated plant, partially offset by a charge related to a voluntary retirement program.

Year-To-Date 2019 vs. 2018

Net income increased 17%, primarily due to the absence of a charge for disallowance of FERC-regulated plant and the commercial operations of the Liquefaction Facility, partially offset by a charge related to a voluntary retirement program and the absence of gains from agreements to convey shale development rights underneath several natural gas storage fields.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Energy Gas’ results of operations:

	Second Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)

Operating revenue	$530	$508	$22	$1,096	$898	$198

Purchased (excess) gas	(3)	(6)	3	9	8	1

Other energy-related purchases	1	2	(1)	1	2	(1)

Net revenue	532	512	20	1,086	888	198

Other operations and maintenance	210	189	21	386	354	32

Depreciation and amortization	92	88	4	182	150	32

Other taxes	38	25	13	78	52	26

Impairment of assets and other charges	13	126	(113)	13	126	(113)

Gains on sales of assets	—	(6)	6	—	(51)	51

Earnings from equity method investees	9	11	(2)	22	31	(9)

Other income	44	16	28	85	33	52

Interest and related charges	86	46	40	173	50	123

Income tax expense (benefit)	23	(13)	36	66	31	35

Net income from discontinued operations	26	45	(19)	80	102	(22)

Noncontrolling interests	30	46	(16)	66	79	(13)

An analysis of Dominion Energy Gas’ results of operations follows:

Second Quarter 2019 vs. 2018

Net revenue increased 4%, primarily reflecting:

●

A $52 million increase from the Liquefaction Facility, primarily reflecting the absence of credits associated with the start-up phase ($35 million) and operations being included for the full quarter of 2019 ($18 million); partially offset by

●	A $34 million decrease in services performed for Atlantic Coast Pipeline; and

●	A $4 million increase in net fuel costs.

Other operations and maintenance increased 11%, primarily reflecting:

●	A $39 million charge related to a voluntary retirement program;

●	A $7 million increase in salaries, wages and benefits and general administrative expenses; and

●

A $5 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers; partially offset by

●	A $33 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Other taxes increased 52%, primarily due to due to the Liquefaction Facility being placed into service.

Impairment of assets and other charges decreased 90%, due to the absence of a charge for disallowance of FERC-regulated plant ($126 million), partially offset by the abandonment of the Sweden Valley project ($13 million).

Gains on sales of assets decreased $6 million, due to the absence of gains from agreements to convey shale development rights underneath several natural gas storage fields.

Other income increased $28 million, primarily due to interest income from Cove Point’s promissory notes receivable from Dominion Energy issued in 2018.

Interest and related charges increased 87%, primarily due to Cove Point’s term loan borrowings.

Income tax expense (benefit) increased $36 million, due to higher pre-tax income.

Noncontrolling interests decreased 35%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Year-To-Date 2019 vs. 2018

Net revenue increased 22%, primarily reflecting:

●

A $246 million increase from the Liquefaction Facility, including terminalling services provided to the Export Customers ($190 million), the absence of credits associated with the start-up phase ($35 million) and regulated gas transportation contracts to serve the Export Customers ($23 million); partially offset by

●	A $49 million decrease in services performed for Atlantic Coast Pipeline; and

●	A $12 million increase in net fuel costs.

Other operations and maintenance increased 9%, primarily reflecting:

●	A $39 million charge related to a voluntary retirement program;

●

A $25 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers; and

●	A $14 million increase in salaries, wages and benefits and general administrative expenses; partially offset by

●	A $48 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Depreciation and amortization increased by 21%, primarily due to the Liquefaction Facility being placed into service.

Other taxes increased by 50%, primarily due to the Liquefaction Facility being placed into service.

Impairment of assets and other charges decreased 90%, due to the absence of a charge for disallowance of FERC-regulated plant ($126 million), partially offset by the abandonment of the Sweden Valley project ($13 million).

Gains on sales of assets decreased $51 million, primarily due to the absence of gains from agreements to convey shale development rights underneath several natural gas storage fields.

Earnings from equity method investees decreased 29%, primarily due to lower earnings from unsubscribed capacity as a result of a decrease in heating degree days at Iroquois.

Other income increased $52 million, primarily due to interest income from Cove Point’s promissory notes receivable from Dominion Energy issued in 2018.

Interest and related charges increased $123 million, primarily due to Cove Point’s term loan borrowings ($68 million), the absence of capitalization of interest expense associated with the Liquefaction Facility upon completion of construction ($46 million) and higher interest expense due to affiliate borrowings ($11 million).

Income tax expense (benefit) increased $35 million, primarily due to higher pre-tax income.

Noncontrolling interests decreased 16%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Liquidity and Capital Resources

Dominion Energy depends on both internal and external sources of liquidity to provide working capital and as a bridge to long-term debt financings. Short-term cash requirements not met by cash provided by operations are generally satisfied with proceeds from short-term borrowings. Long-term cash needs are met through issuances of debt and/or equity securities.

At June 30, 2019, Dominion Energy had $3.4 billion of unused capacity under its credit facility. See Note 17 to the Consolidated Financial Statements for more information.

A summary of Dominion Energy’s cash flows is presented below:

	2019	2018
(millions)
Cash, restricted cash and equivalents at January 1	$391	$185
Cash flows provided by (used in):
Operating activities	2,313	2,425
Investing activities	(1,833)	(2,236)
Financing activities	(311)	(20)

Net increase in cash, restricted cash and equivalents	169	169

Cash, restricted cash and equivalents at June 30	$560	$354

Operating Cash Flows

Net cash provided by Dominion Energy’s operating activities decreased $112 million, primarily due to an increase in property tax payments, decreased customer deposits, increased interest, higher customer refunds, and a contract termination payment, partially offset by higher deferred fuel cost recoveries, the commencement of commercial operations of the Liquefaction Facility and operations acquired from the SCANA Combination.

Dominion Energy believes that its operations provide a stable source of cash flow to contribute to planned levels of capital expenditures and maintain or grow the dividend on common shares.

Dominion Energy’s operations are subject to risks and uncertainties that may negatively impact the timing or amounts of operating cash flows, which are discussed in Item 1A. Risk Factors in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.

Credit Risk

Dominion Energy’s exposure to potential concentrations of credit risk results primarily from its energy marketing and price risk management activities. Presented below is a summary of Dominion Energy’s credit exposure as of June 30, 2019 for these activities. Gross credit exposure for each counterparty is calculated prior to the application of collateral and represents outstanding receivables plus any unrealized on- or off-balance sheet exposure, taking into account contractual netting rights.

	Gross Credit Exposure	Credit Collateral	Net Credit Exposure
(millions)
Investment grade(1)	$94	$—	$94
Non-investment grade(2)	1	—	1
No external ratings:
Internally rated—investment grade(3)	65	—	65
Internally rated—non-investment grade(4)	6	—	6

Total	$166	$—	$166

(1)

Designations as investment grade are based upon minimum credit ratings assigned by Moody’s Investors Service and Standard & Poor’s. The five largest counterparty exposures, combined, for this category represented approximately 33% of the total net credit exposure.

(2)	The five largest counterparty exposures, combined, for this category represented approximately less than 1% of the total net credit exposure.
(3)	The five largest counterparty exposures, combined, for this category represented approximately 38% of the total net credit exposure.
(4)	The five largest counterparty exposures, combined, for this category represented approximately 2% of the total net credit exposure.

Investing Cash Flows

Net cash used in Dominion Energy’s investing activities decreased $403 million, primarily due to cash and restricted cash acquired in the SCANA Combination and proceeds from the sale of Blue Racer, partially offset by an increase in plant construction and other property additions.

Financing Cash Flows and Liquidity

Dominion Energy relies on capital markets as significant sources of funding for capital requirements not satisfied by cash provided by its operations. As discussed further in Credit Ratings and Debt Covenants in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, the ability to borrow funds or issue securities and the return demanded by investors are affected by credit ratings. In addition, the raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.

Dominion Energy currently meets the definition of a well-known seasoned issuer under SEC rules governing the registration, communications and offering processes under the Securities Act of 1933, as amended. The rules provide for a streamlined shelf registration process to provide registrants with timely access to capital. This allows Dominion Energy to use automatic shelf registration statements to register any offering of securities, other than those for exchange offers or business combination transactions.

Net cash used by Dominion Energy’s financing activities increased $291 million, primarily due to net debt repayments in 2019 compared to net debt issuances in 2018, lower issuance of common stock and higher common dividend payments, partially offset by the issuance of the 2019 Equity Units.

In November 2017, Dominion Energy filed an SEC shelf registration statement for the sale of up to $3.0 billion of variable denomination floating rate demand notes, called Dominion Energy Reliability InvestmentSM. The registration limits the principal amount that may be outstanding at any one time to $1.0 billion. The notes are offered on a continuous basis and bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee, or its designee, on a weekly basis. The notes have no stated maturity date, are non-transferable and may be redeemed in whole or in part by Dominion Energy or at the investor’s option at any time. The balance as of June 30, 2019 was $21 million. The notes are short-term debt obligations on Dominion Energy’s Consolidated Balance Sheets. The proceeds will be used for general corporate purposes and to repay debt.

In January 2019, Dominion Energy acquired all outstanding partnership interests of Dominion Energy Midstream not owned by Dominion Energy through the issuance of 22.5 million common shares. See Note 17 to the Consolidated Financial Statements for additional information.

In January 2019, in connection with the SCANA Combination, Dominion Energy issued 95.6 million shares of Dominion Energy common stock, valued at $6.8 billion, representing 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock outstanding at closing. SCANA’s outstanding debt totaled $6.9 billion at closing.

In June 2019, Dominion Energy issued $1.6 billion of 2019 Equity Units, initially in the form of 2019 Series A Corporate Units. The Corporate Units are listed on the NYSE under the symbol DCUE. See Note 17 to the Consolidated Financial Statements for additional information.

See Note 17 to the Consolidated Financial Statements in this report for further information regarding Dominion Energy’s credit facilities, liquidity and significant financing transactions.

Credit Ratings

Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold securities. In the Credit Ratings section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, there is a discussion on the use of capital markets by Dominion Energy as well as the impact of credit ratings on the accessibility and costs of using these markets. As of June 30, 2019, there have been no changes in Dominion Energy’s credit ratings.

Debt Covenants

In the Debt Covenants section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, there is a discussion on the various covenants present in the enabling agreements underlying Dominion Energy’s debt. As of June 30, 2019, there have been no material changes to debt covenants, nor any events of default under Dominion Energy’s debt covenants.

Future Cash Payments for Contractual Obligations and Planned Capital Expenditures

As of June 30, 2019, there have been no material changes outside the ordinary course of business to Dominion Energy’s contractual obligations nor any material changes to planned capital expenditures as disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.

Use of Off-Balance Sheet Arrangements

As of June 30, 2019, there have been no material changes in the off-balance sheet arrangements disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.

Future Issues and Other Matters

The following discussion of future issues and other information includes current developments of previously disclosed matters and new issues arising during the period covered by, and subsequent to, the dates of Dominion Energy’s Consolidated Financial Statements that may impact future results of operations, financial condition and/or cash flows. This section should be read in conjunction with Item 1. Business and Future Issues and Other Matters in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, Future Issues and Other Matters in MD&A in the Companies’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as updated in Current Report on Form 8-K, filed November 18, 2019, and Note 18 to the Consolidated Financial Statements in this report.

Environmental Matters

Dominion Energy is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations. See Note 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, Note 17 to the Consolidated Financial Statements in the Companies’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as updated in Current Report on Form 8-K, filed November 18, 2019, and Note 18 in this report for additional information on various environmental matters.

State Actions Related to Air and GHG Emissions

In August 2017, the Ozone Transport Commission released a draft model rule for control of NOX emissions from natural gas pipeline compressor fuel-fire prime movers. States within the ozone transport region, including states in which Dominion Energy has natural gas operations, are expected to develop reasonably achievable control technology rules for existing sources based on the Ozone Transport Commission model rule. States outside of the Ozone Transport Commission may also consider the model rules in setting new reasonably achievable control technology standards.

In May 2019, VDEQ issued a final rule establishing a state carbon regulation program. Several other states in which Dominion Energy operates, including Pennsylvania, New York, Maryland and Ohio are developing or have announced plans to develop state specific regulations to control GHG emissions, including methane. Dominion Energy cannot currently estimate the potential financial statement impacts related to these matters, but there could be a material impact to its financial condition and/or cash flows.

Legal Matters

See Notes 3, 13 and 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, Notes 13 and 17 to the Consolidated Financial Statements and Item 1. Legal Proceedings in the Companies’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as updated in Current Report on Form 8-K, filed November 18, 2019, and Notes 13 and 18 to the Consolidated Financial Statements in this report for additional information on various legal matters.

Regulatory Matters

See Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, Note 13 to the Consolidated Financial Statements in the Companies’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, as updated in Current Report on Form 8-K, filed November 18, 2019, and Note 13 to the Consolidated Financial Statements in this report for additional information on various regulatory matters.

Atlantic Coast Pipeline

In September 2014, Dominion Energy, along with Duke and Southern Company Gas, announced the formation of Atlantic Coast Pipeline. Atlantic Coast Pipeline is focused on constructing an approximately 600-mile natural gas pipeline running from West Virginia through Virginia to North Carolina. During the third and fourth quarters of 2018, a FERC stop work order together with delays in obtaining permits necessary for construction and delays in construction due to judicial actions impacted the cost and schedule for the project. As a result, project cost estimates have increased from between $6.0 billion to $6.5 billion to between $7.0 billion to $7.5 billion, excluding financing costs. Atlantic Coast Pipeline expects to achieve a late 2020 in-service date for at least key segments of the project, while the remainder may extend into early 2021. Alternatively, if it takes longer to resolve the judicial issues, such as through resolution of the appeal to the Supreme Court of the U.S. filed in June 2019, full in-service could extend to the end of 2021 with total project cost estimated to increase an additional $250 million, resulting in total project cost estimates of $7.25 billion to $7.75 billion, excluding financing costs. Atlantic Coast Pipeline is also evaluating possible legislative and administrative remedies. Project construction activities, schedules and costs are subject to uncertainty due to permitting and/or work delays (including due to judicial or regulatory action), abnormal weather and other conditions that could result in cost or schedule modifications in the future, a suspension of AFUDC for Atlantic Coast Pipeline and/or impairment charges potentially material to Dominion Energy’s cash flows, financial position and/or results of operations.